ADMINISTRATIVE AND INVESTOR SERVICES AGREEMENT

         This ADMINISTRATIVE AND INVESTOR SERVICES AGREEMENT (the "Agreement") is made as of October 1, 2005, by and between Citigroup Alternative Investments LLC, a Delaware limited liability company (the "Administrator" or "CAI"), and Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC, a Delaware limited liability company (the "Company"). Capitalized terms not defined herein have the meanings attributed to them in the Limited Liability Company Agreement of the Company, as amended (the "LLC Agreement").

                              W I T N E S S E T H:

         WHEREAS, the Company wishes to retain the Administrator to provide certain administrative and investor services with respect to the Company, and the Administrator is willing to furnish those services;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1.       Appointment. The Company hereby appoints the Administrator to
                  -----------
provide each Series of the Company certain administrative and investor services required by the Company for the period and on the terms set forth in this Agreement; provided that this Agreement shall not be effective until approved by the Board of Directors of the Company. The Administrator accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Article 3 of this Agreement. If the Company decides to modify the Administrator's duties hereunder, the Company shall notify the Administrator in writing.

         2.       Services and Duties. (a) Subject to the control of the Company
                  -------------------
and the oversight of the Company's Board of Directors, the Administrator undertakes to perform the types of services for each Series of the Company as set forth on Schedule A hereto.

         (b) In performing its duties under this Agreement, the Administrator will (i) act in accordance with the LLC Agreement, the effective Registration Statement of the Company and with the instructions and directions of the Company, (ii) conform to and comply with the requirements of the 1940 Act, and all other applicable federal or state laws and regulations, and (iii) consult with legal counsel to and the independent public accountant for the Company, as necessary and appropriate, on whose advice the Administrator shall be entitled to rely. The Company will provide the Administrator from time to time with copies of any documents that the Administrator may reasonably request and that are necessary for it to perform its obligations and duties under this Agreement and will notify the Administrator as soon as possible of any matter materially affecting the performance by the Administrator of its services under this Agreement.

         (c) The Administrator is also authorized to make various determinations on behalf of each Series, and in particular the Administrator shall, under the supervision of the Board of Directors:

                  - determine whether the Company should offer Shares at other times than scheduled dates; reduce minimums; authorize acceptance of subscriptions prior to receipt of cleared funds; waive the requirement that subscriptions be made in cash through a Smith Barney brokerage account; waive any other requirement concerning the time and manner of subscription; suspend subscriptions for Shares; consult with any placement agents retained by the Company with respect to adjustment or waiver of placement fees.

                  - With respect to repurchase of a Shareholder's Shares by the Company without the consent of the particular Shareholder, make any applicable determination as to the timing, manner and grounds for such repurchase; determine whether repurchases of Shares by the Company shall be paid in cash, or by the distribution of securities in kind or partly in cash and partly in kind; reduce the amount to be repurchased from a Shareholder so that any required minimum share amount is maintained (or alternatively repurchase all of the particular Shareholder's Shares of a Series).

For the avoidance of doubt, any transfer agent, record keeping and registrar functions associated with the determinations referred to in this Section 2 (c) shall be solely the responsibility of the Company's transfer agent.

         3.       Compensation and Allocation of Expenses. (a) The Company shall
                  ---------------------------------------
compensate the Administrator for its services rendered to each Series pursuant to this Agreement in accordance with the fees set forth in Schedule B hereto. Such fees do not include out-of-pocket disbursements of the Administrator, for which the Administrator shall be entitled to bill and be reimbursed separately. Out-of-pocket disbursements shall include, but shall not be limited to, the items specified in Schedule B hereto. Fees shall be payable monthly in arrears on the first business day of each month.

         (b) The Administrator shall not be required to pay any Company or Series expenses except those that it has agreed to pay in connection with performing the duties described herein or which it has agreed to pay in another written agreement between the parties hereto.

         (c) Upon any termination of this Agreement before the end of any month, the fee for the period ending on the termination date shall be prorated according to the proportion that such period bears to the full monthly period. For purposes of determining fees payable to the Administrator, the value of the net assets of a Series shall be computed at the time and in the manner specified in the then-current Registration Statement and LLC Agreement of the Company.

         (d) The Administrator shall not be required to pay for any services provided by other parties directly retained by the Company or any Series.

         4.       Indemnification.   (a) The Company shall indemnify, defend,
                  ----------------
and hold harmless the Administrator, its controlling persons, their affiliates and their respective directors, officers, shareholders, employees, and controlling persons, from and against any and all losses, claims, damages, liabilities (joint and several), costs, and expenses (including any reasonable legal expenses and including any expenses incurred in connection with, and any amounts paid in, any settlement; provided that the Company shall have approved such settlement) resulting from a claim, lawsuit, or other proceeding (other than those incurred as a result of claims brought by or in the right of an indemnified party) relating to the business or activities undertaken by the Administrator pursuant to this Agreement or to a breach of this Agreement by the Company; provided that a court of competent jurisdiction upon entry of a final judgment finds (or, if no final judgment is entered, an opinion is rendered to the Company by independent counsel who is approved by the Company and the Administrator, such approval not to be unreasonably withheld) to the effect that the action or inaction of such indemnified party that was the subject of the claim, lawsuit, or other proceeding did not constitute gross negligence, fraud, willful default or misconduct, or a breach of this Agreement and was done in good faith and in a manner such indemnified party reasonably believed to be in, or not opposed to, the best interests of the Company.

         (b) Neither the Administrator nor its controlling persons or their affiliates or their respective directors, officers, shareholders, employees or controlling persons shall be liable to the Company or its affiliates and their respective directors, officers, shareholders, employees, and controlling persons except for actions or omissions of such person that constitute a breach of this Agreement, fraud, willful default or misconduct or gross negligence or are the result of such person not having acted in good faith and in the reasonable belief that such actions or omissions were in, or not opposed to, the best interests of the Company.

         (c) The Administrator shall indemnify, defend and hold harmless the Company, its controlling persons, their affiliates and their respective directors, officers, shareholders, employees, and controlling persons from and against any and all losses, claims, damages, liabilities (joint and several), costs, and expenses (including any reasonable legal expenses and other expenses incurred in connection with, and any amounts paid in, any settlement; provided that the Administrator shall have approved such settlement) incurred as a result of any action or inaction involving the Administrator or any of its controlling persons or affiliates or their respective directors, officers, partners, shareholders, or employees; provided that such liability arises from an action or inaction of any such person which is found by a court of competent jurisdiction upon entry of a final judgment (or, if no final judgment is entered, by an opinion rendered by counsel who is approved by the Administrator and the Company, such approval not to be unreasonably withheld) to be a breach of this Agreement, or to constitute fraud, willful default or misconduct, gross negligence or conduct not done in good faith and in the reasonable belief that it was in, or not opposed to, the best interests of the Company.

         (d) The foregoing agreements of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified party.

         (e) Notwithstanding any other provision of this Agreement, this Agreement shall not be construed to protect any Director or officer of the Company, or partner or officer of the Administrator, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

         6.       Termination of Agreement. (a) This Agreement shall become
                  ------------------------
effective on the date first set forth above and shall remain in force unless terminated pursuant to the provisions of subparagraph (b) of this Paragraph.

         (b) This Agreement may be terminated at any time without payment of any penalty, upon sixty (60) days' written notice by the Company or by the Administrator.

         7.       Amendment to this Agreement. No provision of this Agreement
                  ---------------------------
may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

         8.       Assignment. This Agreement shall extend to, and shall be
                  ----------
binding upon, the parties hereto and their respective successors and assigns. This Agreement may be assigned by the Administrator; provided, however, that the Company has consented in writing to such assignment. The Administrator may delegate any duty hereunder, and no consent by the Company shall be needed therefore; provided, however, that any such delegation does not effect a release of the Administrator from guaranty of the fulfillment of any duty delegated by the Administrator.

         9.       Notice. Any notice or other instrument authorized or required
                  ------
by this Agreement to be given in writing to the Company or the Administrator shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                  To the Company:
                  Citigroup Alternative Investments
                  Multi-Adviser Hedge Fund Portfolios LLC
                  731 Lexington Avenue, 25th Floor
                  New York, NY 10013
                  Facsimile:  (212)
                  Attention:  David Vogel, President

                  To the Administrator:
                  Citigroup Alternative Investments LLC
                  399 Park Avenue, 7th Floor
                  New York, NY 10043
                  Facsimile:  (212) 793-8745
                  Attention:  Millie Kim, General Counsel

         10.      Governing Law. This Agreement shall be governed by, and
                  -------------
construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act, and any rules and regulations promulgated thereunder.

         11.      Counterparts. This Agreement may be executed in any number of
                  ------------
counterparts, each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

         12.      Captions. The captions of this Agreement are included for
                  --------
convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         13.      Non-Exclusivity. The Company's employment of the Administrator
                  ---------------
is not an exclusive arrangement, and the Company may, from time to time, employ other individuals or entities to furnish it with the services provided for herein.

         14.      Independent Contractor. The Administrator shall, for all
                  ----------------------
purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Company in any way, or in any way be deemed an agent for the Company. It is expressly understood and agreed that the services to be rendered by the Administrator to the Company under the provisions of this Agreement are not to be deemed exclusive, and the Administrator shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

         15.      Administrator's Office Facilities and Personnel. The
                  -----------------------------------------------
Administrator shall, at its own expense, maintain adequate office facilities and staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Administrator shall be deemed to include persons employed or retained by the Administrator to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Administrator or the Company's Directors may desire and reasonably request.

         16.      Notice of Limited Liability. The Administrator acknowledges
                  ---------------------------
that it has received notice of and accepts the limitations of the Company's liability as set forth in its LLC Agreement. The Administrator agrees that the Company's obligations under this Agreement shall be limited, with respect to each Series, to such Series and its assets, and that the Administrator shall not seek satisfaction of any such obligation from the Shareholders of the Company nor from any Director, officer, employee or agent of the Company or a Series.

         17.      Conflicts with Company's Governing Documents and Applicable
                  -----------------------------------------------------------
Laws. Nothing herein shall be deemed to require the Company to take any action
----
contrary to the Company's LLC Agreement or any applicable statute or regulation, or to relieve or deprive the Directors of the Company of their responsibility for and control of the conduct of the affairs of the Company.


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

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                                                                               6

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

                                                  CITIGROUP ALTERNATIVE
                                                  INVESTMENTS LLC


                                                  By:
                                                     ---------------------------
                                                     Name:  Daniel McAuliffe
                                                     Title: Managing Director


                                                  CITIGROUP ALTERNATIVE
                                                  INVESTMENTS MULTI-ADVISER
                                                  HEDGE FUND PORTFOLIOS LLC


                                                  By:
                                                     ---------------------------
                                                     Name:  Raymond Nolte
                                                     Title: President

SCHEDULE A
CITIGROUP ALTERNATIVE INVESTMENTSMULTI-ADVISER HEDGE FUND PORTFOLIOS LLC ADMINISTRATIVE AND INVESTOR SERVICES AGREEMENT



Compliance

     o Provide Chief Compliance Officer to the Company; including facilities and support for Chief Compliance Officer.

     o Ongoing development and monitoring of the Company's compliance program.

     o Monitor portfolios to maintain compliance with current Company investment policies and registration statement.

     o Coordinate with legal staff to provide advice to the portfolio managers regarding specific compliance issues.

     o Coordinate appropriate legal and risk management review of proposed procedures and policies to ensure consistency with risk management polices and compliance with regulatory, IRS and SEC requirements.

     o Serve as primary coordinator in responding to regulatory examinations or requests for information of the Company.

Board Administration

     o Supervise all scheduling, documentation preparation and distribution of Board meeting materials including, at the request of the Company's Board, assisting in the preparation of all agendas, notices and minutes for meetings of the Company's Board.

     o Research and provide statistical industry information in conjunction with contract renewals and in response to requests by the Board.

     o Prepare or coordinate the preparation, communication and implementation of Company policy and procedural changes upon the recommendation or request by the Board.

     o Control disbursement of Director retainers, fees and expense reimbursements.

     o    Prepare Board reports regarding service providers

     o    Maintain Company Code of Ethics

Regulatory

     o Coordinate efforts of the Company's legal resources as necessary (Company outside counsel, Company Internal counsel and counsel for Independent Directors).

     o Manage overall process of preparation, review and filing of Company's registration statements, updates, and supplements, including proposed changes by the Investment Advisor or in response to regulatory requirements or operational considerations.

     o Manage production, printing and inventory of prospectuses, supplements and marketing material.

     o Coordinate drafting of commentary from portfolio managers for monthly updates to investors.

     o    Maintain and file Fidelity Bond

     o    Maintain E&O / D&O Insurance

     o    Coordinate comments to proposed changes to SEC rules or regulations

     o Maintain official records of the Company (contracts, agreements, corporate documents)

     o Administration of agreements and contracts in response to changing regulatory requirements

     o Coordinate with legal counsel in preparing and filing appropriate states for blue-sky filings, conduct blue-sky analyses as necessary, monitoring state exemption filings and notices with various states made by agents of the Company.

     o    Maintain all state registrations and annual filings


General Business

     o    Coordinate, negotiate and review all service contract proposals.

     o    Draft and maintain materials sent in investor kits

     o    Coordinate combined efforts of other service providers, including:

               o    Transfer Agent
               o    Co-Administrator
               o    Custodian
               o    Accountants
               o    Distributors
               o    Auditors

     o    Monitor compliance of service providers to service standards

     o Analyze impact to the Company and coordinate changes as a result of changing regulatory requirements.

     o Serve as liaison for distributors reporting on activities and communication between service agents.

     o Performance measurement and analysis, including furnishing performance data, statistical data and research data to the Company.

     o Financial reporting and assisting the Company's auditors in the preparation of financial statements.

     o Performing such other administrative and investor services on behalf of the Company as the parties may agree from time to time.


Operations

     o    Subscription Onboarding

               o    Review original subscription documents for completeness.
               o    Record investor information into a database.
               o    Scan the subscription document and file originals.
               o    Debit investor accounts on a daily basis.
               o    Wire funds to the Fund's escrow account.
               o    Post the Fund position to the Smith Barney client statement.
               o Provide daily report to PFPC listing all investors and investment information.

     o    Placement Fees

     Record and process placement fees associated with subscription to the Funds by Smith Barney investors.

     o    Valuation

     The CAI operations team closely interacts with PFPC on a daily basis. CAI's role in the Fund's valuation process includes:

               o Daily reconciliation between PFPC's pricing files and CAI's pricing files

               o Involvement in the rebalancing process to reflect all new Fund subscriptions and redemptions

               o Review of material differences between final NAVs and 5-day estimates for each Fund investment, and

               o Monthly reconciliation between PFPC's month-end values and CAI's month-end values, with investigations of discrepancies where necessary.

     o    Transfer process

Facilitate the information flow between FCs and the Transfer Agent regarding requests for transfers from FCs including obtaining and reviewing any related documentation such as a copy of an LOA, death certificate, trust cert, partnership documents, corporation documents, or divorce decree depending on the nature of the transfer request.

SCHEDULE B
CITIGROUP ALTERNATIVE INVESTMENTSMULTI-ADVISER HEDGE FUND PORTFOLIOS LLC ADMINISTRATIVE AND INVESTOR SERVICES AGREEMENT


--------------------------------------------------------------------------------
         Category                  Average Daily Net Assets       Annual Rate
--------------------------------------------------------------------------------
Administration and Investor        As to each Series, all              0%
Servicing Fee                      amounts of such Series
--------------------------------------------------------------------------------

     Out-of-Pocket Disbursements

          o    overnight delivery and courier services; postage
          o    telephone and telecommunication charges
          o    pricing services
          o terminals, transmitting lines and expenses in connection therewith
          o    travel outside of New York City area on Company business
          o costs of preparing Board books, presentations and other materials for the Board of Directors
          o    printing and related costs
          o    extraordinary expenses


CITIGROUP ALTERNATIVE HEDGE                   CITIGROUP ALTERNATIVE
INVESTMENTS MULTI-ADVISER                     INVESTMENTS, LLC
FUND PORTFOLIOS LLC

By:                                           By:
   -------------------------------                ------------------------------
   Name:  Raymond Nolte                           Name:  Daniel McAuliffe
   Title: President                               Title: Managing Director